Exhibit 10.5

Banzai International, Inc.

435 Ericksen Ave., Suite 250

Bainbridge Island, WA 98110

October 10, 2025

CP BF Lending, LLC

1910 Fairview Ave.

Suite 200, Seattle WA 98105

Attention: Brad Shain

Mr. Shain,

This letter agreement (this “Letter Agreement”) is to document an understanding between CP BF Lending, LLC, a Delaware limited liability company (“Lender”), and Banzai International, Inc., a Delaware corporation (“Borrower”), with regard to its proposed amendment of that certain Loan Agreement, dated as of February 19, 2021 (as amended or otherwise modified from time to time prior to the date hereof, the “Loan Agreement”) among Lender, Borrower, Demio Holdings, Inc. (“Demio”), Banzai Operating Co LLC (“Operating” and together with Demio, the “Guarantors”). Capitalized terms not defined herein shall have the meaning given them in the Loan Agreement.

On September 23, 2024, Borrower, Guarantors, and Lender entered into that certain Second Amendment to Loan Agreement whereby Borrower and Lender agreed to consolidate previously outstanding debt into a single convertible note (the “2024 CP BF Convertible Note”). As of October 1, 2025, there is an aggregate of $6,861,926.46 outstanding under the 2024 CP BF Convertible Note. Borrower currently has 222,367 shares of class A common stock, par value $0.0001 (the “Class A Common Stock”) registered on Form S-1 with registration number 333-282306 (the “Registered Shares”).

Borrower, Guarantors, and Lender each desire to amend certain provisions of the Loan Agreement and 2024 CP BF Convertible Note on the terms and conditions set forth in this Letter Agreement, and agree as follows:

Conversion Price Adjustment and Initial Conversion

The 2024 CP BF Convertible Note (and related Loan Documents) are hereby amended to reduce the Conversion Price (as defined in the 2024 CP BF Convertible Note) to a price equal to 95% of the price of the Class A Common Stock on the trading day (each a “Trading Day”) immediately preceding delivery of any Conversion Notice, as that term is defined in the 2024 CP BF Convertible Note (the “Conversion Price Adjustment” and the “Adjusted Conversion Price”, respectively), subject to a floor price of $2.50 (the “Floor Price”).

Subject to the conditions set forth herein, Lender shall take commercially reasonable actions to partially convert the Loans into the Registered Shares at the Adjusted Conversion Price, in accordance with the terms of the Loan Agreement as modified herein (the “Initial Conversion”). On any given Trading Day, Lender shall not sell (and shall not be obligated to partially convert the Loans into) Registered Shares in an amount exceeding five percent (5%) of the average daily composite trading volume of Borrower’s Class A Common Stock as reported by Bloomberg, LP on the immediately preceding Trading Day (the “Trading Limit”). Borrower may, in its sole discretion, waive or modify the Trading Limit upon written notice to Lender. Lender shall not be obligated to convert the Loan into Registered Shares if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which Borrower may issue upon conversion of the 2024 CP BF Convertible Note without breaching Borrower’s obligations under the rules or regulations of the NASDAQ Market (the number of shares which may be issued without violating such rules and regulations, including rules related to the aggregate of offerings under NASDAQ Listing Rule 5635(d), the “Exchange Cap”), except that such limitation shall not apply in the event that Borrower (A) obtains the approval of its stockholders as required by the applicable rules of the NASDAQ Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from counsel to Borrower that such approval is not required, which opinion shall be reasonably satisfactory to the Holder.

Initial Suspension Period

Beginning on the date of this Letter Agreement and continuing for until the earlier of (a) sixty (60) days following the date of this Letter Agreement and (b) the receipt by Borrower following the date of this Letter Agreement of $10,000,000 in proceeds for the issuance by Borrower of Capital Stock (such period, the “Suspension Period”), Borrower’s obligation under Section 3.2.3 of the Loan Agreement shall be suspended and be of no effect with regard to the issuance of Capital Stock during the Suspension Period, provided that, subject to the Subsequent Suspension Period (defined below), at the end of the Suspension Period, Borrower’s obligation under Section 3.2.3 of the Loan Agreement with regard to the issuance of Capital Stock following the Suspension Period shall resume and be in full force and effect and Borrower shall thereafter pay to Lender the Net Cash Proceed from the issuance of Capital Stock as required by Section 3.2.3 of the Loan Agreement within five (5) business days of the receipt thereof by Lender.

Registration of Additional Shares for Conversion

Within 60 days of this Letter Agreement: (a) Borrower shall reserve and make available a pool of shares of its Class A Common Stock in an amount sufficient to fully convert 120% of the then outstanding principal balance of the 2024 CP BF Convertible Note at the then current Adjusted Conversion Price (the “Additional Shares”) to be issuable upon conversion of the 2024 CP BF Convertible Note commencing on January 2, 2026 (the “Commencement Date”); and (b) Borrower shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (the “Registration Statement”) covering the resale of all of the Adjustment Shares. Borrower shall use its commercially reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable after filing (the date of such date being the “Registration Date”), and to keep the Registration Statement continuously effective under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”) until the date on which all Additional Shares covered by the Registration Statement (i) have been sold pursuant thereto or (ii) may be sold without restriction under Rule 144 under the Securities Act.

3i Loan, Conversion of Additional Shares and Subsequent Suspension Period

On or before December 31, 2025, Borrower shall use their commercially reasonable efforts to enter into a convertible note with 3i, LP (the “3i Loan”, respectively) in an amount not to exceed $3,500,000. Borrower will use the net proceeds of the 3i Loan to partially prepay the 2024 CP BF Convertible Note in an amount not less than $3,000,000 (the “Specified Prepayment”). Absent an Event of Default, Lender shall refrain from converting the balance of the 2024 CP BF Convertible Note into Additional Shares beginning on the date of this Letter Agreement and continuing until the later of (a) December 31, 2025 and (b) if the Specified Prepayment is received prior to December 31, 2025, 60 days following the receipt of the Specified Prepayment, and thereafter, Lender shall be free to convert any outstanding balance of the 2024 CP BF Convertible Note. The conversion to and sale of the Additional Shares shall be subject to the Trading Limit.

Beginning on Lender’s receipt of the Specified Prepayment on or before December 31, 2025 and continuing for until the earlier of (a) sixty (60) days following such Specified Prepayment and (b) the receipt by Borrower following such Specified Prepayment of $10,000,000 in proceeds for the issuance by Borrower of Capital Stock (such period, the “Subsequent Suspension Period”), Borrower’s obligation under Section 3.2.3 of the Loan Agreement shall be suspended and be of no effect with regard to the issuance of Capital Stock during the Subsequent Suspension Period, provided that, at the end of the Subsequent Suspension Period, Borrower’s obligation under Section 3.2.3 of the Loan Agreement with regard to the issuance of Capital Stock following the Suspension Period shall resume and be in full force and effect and Borrower shall thereafter pay to Lender the Net Cash Proceed from the issuance of Capital Stock as required by Section 3.2.3 of the Loan Agreement within five (5) business days of the receipt thereof by Lender.

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General Provisions

Lender and Borrower acknowledge that Borrower has a Standby Equity Purchase Agreement (the “SEPA”) in place with YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”). The Borrower and Lender hereby acknowledge and agree that, notwithstanding anything to the contrary in the Loan Agreement, all proceeds received by the Borrower from the issuance of Class A Common Stock pursuant to the SEPA with Yorkville shall be applied first to satisfy Borrower’s obligations to Yorkville under their outstanding promissory note (the “SEPA Proceeds” and the “Yorkville Promissory Note”, respectively), and Section 3.2.3 shall have no application to such proceeds to applied.

Following the occurrence of the Registration Date, notwithstanding the terms of the Loan Document, Borrower may, in its sole discretion, prepay the 2024 CP BF Convertible Note without the requirement to obtain the prior written consent or approval of Lender.

Subject to and conditioned upon the occurrence of the Registration Date, Lender hereby (a) waives any Event of Default that may have arisen on or before the date hereof (1) under Section 3.2.3 of the Loan Agreement, (2) under Section 7.1 of the Loan Agreement relating to any Indebtedness previously disclosed by Borrower through the SEC’s EDGAR system, or (3) under Section 7.14 relating to Fiscal Quarters ending on or before June 30, 2025, (“Specified Defaults”) occurring prior to or existing as of the date of this Letter Agreement and (b) agrees to forbear until December 31, 2025 from exercising any right or remedy on account of any failure by Borrower to comply with Section 7.14 of the Loan Agreement for the period ending September 30, 2025. Lender further acknowledges that Borrower has those certain Senior Secured Promissory Notes outstanding with an institutional investor (the “Junior Notes”) that are convertible into shares of Class A Common Stock.

Lender agrees that Borrower may continue to pay and/or convert such Junior Notes in accordance with their terms.

Except as explicitly amended by this Letter Agreement, all of the terms and conditions of the Loan Agreement and the other Loan Documents shall remain in full force and effect. Each Credit Party hereby reaffirms its obligations, as applicable, under the Loan Agreement and each other Loan Document to which such Credit Party is a party.

Each Credit Party agrees (i) that all the obligations, indebtedness and liabilities of such Credit Party to Lender under the Loan Agreement are the valid and binding obligations of such Credit Party; (ii) that the obligations, indebtedness and liabilities of such Credit Party evidenced by each Note executed and delivered by Borrower are valid and binding without any present right of offset, claim, defense or recoupment of any kind and are hereby ratified and confirmed in all respects; and (iii) that the mortgage, liens and security interests granted to Lender with respect to the Loans as security for all obligations and liabilities of the Credit Parties under the Loan Agreement.

Except for any Specified Defaults, nothing in this Letter Agreement shall be construed to waive, modify, or cure any default or Event of Default that exists or may exist under the Loan Agreement or any other Loan Document. Except to the extent amended or modified hereby, all of the representations, warranties, terms, covenants and conditions of the Loan Agreement and the other Loan Documents shall remain as written originally and in full force and effect in accordance with their respective terms and are hereby ratified and confirmed, and nothing herein shall affect, modify, limit or impair any of the rights and powers which Lender may have hereunder or thereunder. Nothing in this Letter Agreement shall constitute a novation. The amendments set forth herein shall be limited precisely as provided for herein, and shall not be deemed to be a waiver of, amendment of, consent to or modification of any of Lender’s rights under, or of any other term or provisions of, the Loan Agreement or any other Loan Document, or of any term or provision of any other instrument referred to therein or herein or of any transaction or future action on the part of any such Credit Party which would require the consent of Lender.

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Each Credit Party hereby forever waives, relinquishes, discharges and releases all defenses and claims of every kind or nature, whether existing by virtue of state, federal, or local law, by agreement or otherwise, against each Lender and any of its successors, assigns, directors, officers, shareholders, agents, employees and attorneys, the Obligations, or the Collateral, whether previously or now existing or arising out of or related to any transaction or dealings among any Lender and the Credit Parties, which any Credit Party may have or may have made at any time up through and including the date of this Letter Agreement, including without limitation, any affirmative defenses, counterclaims, setoffs, deductions or recoupments, by any of the Credit Parties and any of their representatives, successors, assigns, agents, employees, officers, directors and heirs. “Claims” includes all debts, demands, actions, causes of action, suits, dues, sums of money, accounts, bonds, warranties, covenants, contracts, controversies, promises, agreements or obligations of any kind, type or description, and any other claim or demand of any nature whatsoever, whether known or unknown, accrued or unaccrued, disputed or undisputed, liquidated or contingent, in contract, tort, at law or in equity, any of them ever had, claimed to have, now has, or shall or may have. Nothing contained in this Letter Agreement prevents enforcement of this release.

Borrower’s failure to comply with the Letter Agreement shall constitute an Event of Default under the Loan Agreement. This Letter Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, incorporates all prior negotiations and understandings with respect to such subject matter. This Letter Agreement may be executed in multiple counterparts (including by electronic means) all of which taken together shall constitute one executed original. This Letter Agreement shall be governed by the laws of the state of New York.

By placing its signature on the following page each of Lender and Credit Party acknowledges its consent to this Letter Agreement.

Lender hereby represents that it is an accredited investor as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(9), (a)(12) or (a)(13) under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

Banzai International, Inc.

By:
Name:	Dean Ditto
Title:	Chief Financial Officer

Acknowledged and Agreed,

CP BF Lending, LLC
By: CP Business Finance GP, LLC, its manager
By: Columbia Pacific Advisors, LLC, its manager

By:
Name:	Brad Shain
Title:	President

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